Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-142906, File No. 333-167688, File No. 333-183436, File No. 333-184956 and 333-207114) of TSS, Inc. of our report dated March 30, 2022, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K.

/s/ Weaver and Tidwell L.L.P.
Austin, Texas
March 30, 2022